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                                                                   Exhibit 10.17

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 17th day of June, 1999, by and between COMPDENT CORPORATION, a Delaware corporation (the "Company") and Bruce A. Mitchell (the "Employee").

                     I. STATEMENT OF BACKGROUND INFORMATION

          The Employee has been an officer and a key employee of the Company and the parties desire to ensure that the Employee's expertise, knowledge and experience will continue to be available to the Company in providing full-service dental benefits and offering network-based dental care, reduced fee-for-service, third party administration and dental practice management (the "Business").

                           II. STATEMENT OF AGREEMENT

          In consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for other good and valuable consideration, the parties hereto hereby agree as follows:

          1. EMPLOYMENT. The Company hereby employs the Employee in the position of Executive Vice President and General Counsel of the Company, and the Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement. For purposes of this Agreement, "employment" shall mean any period of time during the term hereof which the Company is paying the Employee salary or wages. By execution of this Agreement, the parties hereby: (a) terminate, as of the date hereof, that certain Employment Agreement between the Company and the Employee dated July 6, 1998 (the "Prior Employment Agreement") and (b) acknowledge and agree that no provisions of the Prior Employment Agreement shall survive the execution and delivery of this Agreement.

          2. DUTIES OF THE EMPLOYEE. The Employee agrees to perform and discharge the duties which may be assigned to the Employee from time to time by the Company's Board of Directors or its designees and consistent with the Employee's general area of experience, knowledge and skill. The Employee also agrees to materially comply with all of the Company's material policies, standards and regulations and to follow the reasonable instructions and directives of the Employee's superiors within the Company, as promulgated by the Board of Directors of the Company. The Employee will devote his full professional and business related time, skills and commercially reasonable efforts to the Business and the Employee will not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity (excluding reasonable and appropriate charitable activities), whether or not such activity is pursued for gain, profit or other pecuniary advantage without the prior written consent of the Board of Directors of the Company, which consent will not be unreasonably withheld.


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          3. COMPENSATION AND BENEFITS.

          (a) Annual Salary. For all services rendered by the Employee under this Agreement, the Company will pay the Employee a base salary of at least two hundred thousand dollars ($200,000) per annum in equal monthly installments, or a greater amount as determined by the Compensation Committee of the Board of Directors of the Company (the "Base Salary").

          (b) Annual Bonus Payment. Upon completion of each fiscal year and as determined by the Compensation Committee of the Board of Directors of the Company, the Employee shall be eligible to receive a bonus ("Annual Bonus") in accordance with any bonus plan then in effect for executives of the Company of equivalent position and title, provided the Employee is employed by the Company at the end of such fiscal year.

          (c) Other Benefits. The Employee will be entitled to such fringe benefits as may be provided from time-to-time by the Company to its employees, including, but not limited to, group health insurance, disability, dental, retirement and any other fringe benefits now or hereafter provided by the Company to its employees, if and when the Employee meets the eligibility requirements for any such benefit. The Company reserves the right to change or discontinue any employee benefit plans or program now being offered to its employees; provided, however, that all benefits provided for executive officers of the Company will be provided to the Employee on an equal basis and the aggregate of such benefits shall not be less than those currently in effect or otherwise be materially less favorable to the Employee.

          (d) Business Expenses. The Employee will be reimbursed for all reasonable expenses incurred in the discharge of the Employee's duties under this Agreement pursuant to the Company's standard reimbursement policies.

          (e) Vacation. The Employee shall receive paid vacation annually in accordance with the Company's practices for executive officers of the Company.

          (f) Withholding. The Company will deduct and withhold from the payments made to the Employee under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

          (g) Car Allowance. The Employee shall receive a car allowance of $800 per month during the term of this Agreement. The Employee otherwise shall bear all expenses and liabilities with respect to such car.

          (h) Special Services. The Company shall pay to Employee on the date hereof a one time payment for special services rendered in connection with the Company's merger in the amount of $81,250 less withholdings under Section 3(f).

          4. TERM AND TERMINATION. The Employee's employment with the Company will be for a period commencing on the date hereof and expiring on the first to occur of (i)


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termination by the Company (with or without Cause) and (ii) the Employee's resignation (with or without Good Reason).

          (a) Definition of Cause. For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following:

               (i) the Employee (A) materially breaches any of the terms or conditions set forth in Sections 5, 6, or 7 of this Agreement or (B) materially breaches any of the other terms and conditions set forth in this Agreement including, without limitation, the failure to use commercially reasonable efforts in the performance of duties assigned to the Employee on a full time basis, and, in the case of either clause (A) or clause (B), fails to cure such breach within twenty (20) days after the Employee's receipt from the Company of written notice of such breach, which notice shall describe in reasonable detail the basis for the Company's belief that the Employee is in breach hereof;

               (ii) the Employee commits any act in bad faith materially detrimental to the business or reputation of the Company;

               (iii) the Employee is convicted of (or admits in writing to the commission of) any crime involving fraud, deceit or moral turpitude or the Employee intentionally engages in dishonest or illegal activities that have a material adverse effect upon the business or reputation of the Company; or

               (iv) the Employee dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform the Employee's duties under this Agreement. For purposes of this Agreement, the Employee shall be deemed to be mentally or physically incapacitated or disabled so as to be unable to perform his duties if and to the extent he becomes permanently disabled under the Company's long-term disability policy then in effect.

          (b) Definition of Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following:

               (i) the Company materially breaches any of the terms or conditions set forth in this Agreement and fails to cure its breach within twenty (20) days after its receipt from the Employee of written notice of such breach, which notice describes in reasonable detail the Employee's belief that the Company is in breach hereof;

               (ii) the Company materially diminishes the Employee's duties or reassigns the Employee to a position not consistent with the Employee's general area of knowledge, experience and skills, or assigns substantial additional responsibilities to the Employee;

               (iii) the Company reduces the Employee's Base Salary;


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               (iv) the Company relocates the Employee's principal place of employment to more than 35 miles from the Employee's then current principal place of employment;

               (v) the Company materially increases the Employee's travel obligations; or

               (vi) the Company transfers substantially all of its assets to a successor entity and such entity fails to assume the Company's obligations under this Agreement.

For purposes of this Agreement, "termination of employment" "termination of the Employee" and "termination of this Agreement" shall have the same meaning unless otherwise agreed to in writing by the parties hereto.

          (c) Severance Payments. In the event of termination of the Employee by the Company without Cause or resignation by the Employee with Good Reason:

               (i) if such termination occurs prior to the second anniversary of the date of this Agreement, the Employee shall be entitled to receive severance payments equal his Base Salary until the second anniversary of the date of such termination which amounts will be payable at the same times as the Base Salary would have been payable had the Employee not been terminated;

               (ii) if such termination occurs on or after the second anniversary of the date of this Agreement, the Employee shall be entitled to receive severance payments equal to his Base Salary until the first anniversary of the date of such termination which amounts will be payable at the same times as the Base Salary would have been payable had the Employee not been terminated;

               (iii) during the period of time during which the severance payments are being made pursuant to (i) or (ii) above, the Company will either continue the Employee's health (medical and dental) insurance as provided in Section 3(c) to the extent permitted under applicable law and the Company's group health insurance policies or reimburse the Employee for his cost for comparable coverage to the extent such coverage cannot be provided under such policies; provided that, notwithstanding anything herein to the contrary, the Company shall not be required to continue to provide the Employee with health benefits under this paragraph to the extent the Employee becomes entitled to receive benefits substantially similar to those which the Employee otherwise would have been entitled to receive hereunder.

All payments under this Section 4 shall be subject to tax withholding to the extent required under applicable law. The severance pay and continuation of health benefits contemplated by this Section 4 are agreed by the parties hereto to be in full satisfaction and compromise of any claim arising out of any termination of the Employee's employment by the Company without Cause or by the Employee with Good Reason.


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          (d) Termination for Other Reasons. In the event of termination of the
Employee for any reason other than (i) by the Company without Cause or (ii) resignation by the Employee with Good Reason (e.g., termination by the Company with Cause or resignation by the Employee without Good Reason), the Employee shall be entitled to receive his Base Salary and the other benefits described in
Section 3 above through the date of termination.

          (e) Other Benefits. Except as otherwise provided in Section 4(c), the Employee's eligibility to receive or participate in benefit and compensation plans shall terminate as of the date of termination of his employment unless specifically provided otherwise under the terms of a particular benefit or compensation plan or unless otherwise provided by law. Subject to the preceding sentence, all of the Employee's rights to benefits and bonuses which accrue or become payable after the termination of his employment shall cease upon such termination.

          5. NON-DISCLOSURE AND USE OF PROPRIETARY INFORMATION. The Employee recognizes and acknowledges that the Company's Proprietary Information (as defined below), as they may exist from time-to-time, are valuable, special and unique assets of the Business. The Employee further acknowledges that access to such Proprietary Information relating to the Business of the Company is essential to the performance of the Employee's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, the Employee agrees that the Employee will not, in whole or in part, disclose such Proprietary Information to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever, nor will the Employee make use of any such information for the Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company). For purposes of this Agreement, the term "Proprietary Information" means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) analysis, (v) drawings, photographs and reports,
(vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer or client lists,
(xii) copyrightable works, (xiii) all technology and trade secrets, and (xiv) all similar and related information in whatever form. These restrictions will not apply to any Proprietary Information which: (A) is in the public domain, provided that the Employee was not responsible, directly or indirectly, for such Proprietary Information entering the public domain without the Company's consent; (B) becomes known to the Employee, during the term of this Agreement, from a third party not known to the Employee to be under a confidential relationship with the Company; or (C) is required by law or governmental tribunal to be disclosed; provided, however, that if the Employee is legally compelled to disclose any Proprietary Information, the Employee will provide the Company with prompt written notice of such legal compulsion so that the Company may seek a protective order or other available remedy.

          6. NON-COMPETITION COVENANT.


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          (a) Basic Covenant. During the term of this Agreement and for the period ending on the first anniversary of the date of termination of employment (the "Restricted Period") for any reason, the Employee will not, directly or indirectly, on the Employee's own behalf or in the service of or on behalf of any other individual or entity, compete with the Company in the Business within the Geographical Area (as hereinafter defined). The term "compete" means to engage, directly or indirectly, on the Employee's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that the Employee at no time owns, directly or indirectly, in excess of five percent of the outstanding stock of any class of any such corporation and does not participate in its management) in providing management, executive, marketing or other services. For purposes of this Agreement, the term "Geographical Area" means those areas in the United States and in foreign countries in which the Employee or the Company is or has engaged in providing or marketing Business products or services at any time prior to the termination of employment. The Geographical Area currently includes Alabama, Arkansas, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia.

          (b) Non-interference. During the Restricted Period, the Employee will not, directly or indirectly, on the Employee's own behalf or in the service of or on behalf of any other individual or entity, interfere with, disrupt, or attempt to disrupt the past, present or prospective relationships, contractual or otherwise, between the Company and any supplier, consultant, or client of the Company. The term "prospective relationship" is defined as any relationship where the Company has actively sought an individual or entity as a prospective supplier, consultant, or client.

          (c) Construction. The parties hereto agree that any judicial authority construing all or any portion of this Section 6 or Section 7 below will be empowered to sever any portion of the Geographical Area, Business or time period, client base, prospective relationship or prospect list or any prohibited business activity from the coverage of such Section and to apply the provisions of such Section to the remaining portion of the Geographical Area, Business or time period, the client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable. It is the intent of the parties that Sections 6 and 7 be enforced to the maximum extent permitted by law. In the event that any provision of either such Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by the Employee.

          (d) Non-Solicitation of Employees Covenant. The Employee further agrees and represents that during the Restricted Period, the Employee will not, directly or indirectly, on the Employee's own behalf or in the service of, or on behalf of any other individual or entity, (i) divert or solicit, or attempt to divert or solicit, to or for any individual or entity which is engaged in providing Business services, or (ii) otherwise hire or engage, any person employed by the Company


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who was employed by the Company at any time during the Restricted Period, whether or not such employee is a full-time employee or temporary employee of the Company whether or not such employee is employed pursuant to a written agreement and whether or not such employee is employed for a determined period or at-will, unless such person has not been employed by the Company for a period of at least 180 days, and except as otherwise agreed to by the Company.

          7. EXISTING RESTRICTIVE COVENANTS. The Employee represents and warrants that the Employee's employment with the Company does not and will not breach any agreement which the Employee has with any individual or entity to keep in confidence confidential information or not to compete with any such individual or entity. The Employee will not disclose to the Company or use on either of their behalf any confidential information of any other party required to be kept confidential by the Employee.

          8. RETURN OF CONFIDENTIAL INFORMATION. The Employee acknowledges that as a result of the Employee's employment with the Company, the Employee may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. The Employee acknowledges, warrants and agrees that the Employee will return to the Company all such items and any copies or excerpts thereof, and any other properties, client lists, client contracts, files or documents obtained as a result of the Employee's employment with the Company, immediately upon the termination of the Employee's employment with the Company.

          9. REMEDIES. The Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 5, 6, 7 and 8 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages including, without limitation, the right to terminate all payments under this Agreement. Sections 4 through 17, inclusive, of this Agreement, shall survive termination of the Employee's employment under this Agreement.

          10. NOTICES. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

If to the Company:                      If to the Employee:

CompDent Corporation                    Bruce A. Mitchell
100 Mansell Court East, Suite 400       77 East Andrews Drive NW
Roswell, Georgia 30076                  Apartment 329
Attention: President                    Atlanta, Georgia 30305


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          11. SEVERABILITY. Subject to the application of Section 6(c) to the interpretation of Sections 6 and 7, in case one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained therein. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

          12. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements, oral or written, regarding such subject matter. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

          13. BINDING EFFECT. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns, as applicable.

          14. ASSIGNMENT. This Agreement is one for personal services and is not assignable by the Employee. The Company may assign this Agreement to any of its affiliates, provided that the Company shall remain liable for the obligations of its affiliates under this Agreement.

          15. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          16. GOVERNING LAW. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the State of Delaware. The parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court in the State of Delaware and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

          17. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

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          IN WITNESS WHEREOF, the parties have executed this Employment
Agreement as of the day and year first above written.

COMPDENT CORPORATION


By:                                     /s/ Bruce A. Mitchell
    ---------------------------------   ----------------------------------------
Title:                                  Bruce A. Mitchell
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